Exhibit 99.2

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors
Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, Connecticut 06511

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of its opinion letter to the Board of Directors of Genaissance Pharmaceuticals, Inc. ("Genaissance") as Annex C to, and reference thereto under the captions "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS – Opinions of Financial Advisors – Opinion of Genaissance’s Financial Advisor" and "PROPOSAL 1 – THE MERGER – Opinion of Genaissance’s Financial Advisor" in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Genaissance and Clinical Data, Inc. ("Clinical Data"), which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Clinical Data. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ CIBC World Markets Corp.

CIBC WORLD MARKETS CORP.

New York, New York

August 5, 2005